Exhibit 10.1

EMPLOYMENT AGREEMENT
IMPART MEDIA GROUP, INC.

This Employment Agreement (this “Agreement”) is entered into as of February 28, 2006 (the “Commencement Date”) by and between Michael Medico, an individual residing at 2 Castle Harbor Road, Huntington Bay, New York 11743 (the “Employee”), and IMPART Media Group, Inc., a corporation organized under the laws of the State of Nevada with offices at 1300 N. Northlake Way, Seattle, Washington 98103 (the “Company”).

In consideration of the premises and mutual covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Employee, (each a “Party,” and together the “Parties”) hereby agree as follows:

1.	Definitions

“Accrued Amount” shall have the meaning set forth in Section 5(a) hereof.

“Annual Base Salary” shall have the meaning set forth in Section 4(a) hereof.

“Business” shall mean the provision of digital advertising services to the out-of-home advertising market.

“Business Personnel” shall mean, as of any date, any person (a) who is, or within the one (1)-year period prior to such date was, an employee of the Company or any subsidiary or affiliate thereof, or (b) who is, or within the one (1)-year period prior to such date was, a consultant or free-lance worker engaged in the Business for or on behalf of the Company or any subsidiary or affiliate thereof.

“Cause” shall mean (a) Employee’s conviction of, admission of guilt to or plea of nolo contendere or similar plea (which, through lapse of time or otherwise, is not subject to appeal) with respect to any crime or offense that constitutes a felony in the jurisdiction involved; (b) acts of dishonesty or moral turpitude which are materially detrimental to the Company; (c) repeated willful failure by Employee to obey the reasonable and lawful orders of the Board of Directors of the Company which remain uncured, if reasonably capable of cure, for thirty (30) days from receipt of written notice thereof from the Company; (d) any act by Employee in violation of Section 8 hereof, any statement or disclosure by Employee in violation of Section 6 hereof, or any material breach by Employee of any provision of this Agreement which remains uncured, if reasonably capable of cure, for thirty (30) days from receipt of written notice thereof from the Company; and (e) if Employee is regularly under the influence of alcohol or drugs by not prescribed by a qualified physician, provided, however, that such condition shall be confirmed by a qualified physician.

“Commencement Date” shall mean February 28, 2006.

“Company Digital Elements” shall mean hardware products sold by the Company on which advertising and media content is displayed.

“Confidential Information” shall mean all of the Company's trade secrets and proprietary and non-public confidential information consisting of, but not limited to, customer lists, processes, computer programs, compilations of information, records, sales and solicitation procedures, customer requirements, pricing techniques and information, pricing, methods of doing business and any other information generally used in the operation of the Business not generally known in the industry relevant to the Business or otherwise not generally available to the public, which was obtained by Employee during his employment with or from the Company. For purposes of the definition of Confidential Information, “the Company” shall be deemed to include the Company, its predecessors and successors and any subsidiaries or affiliates of the Company.

“Disability” shall mean, with respect to Employee, the inability due to illness, accident, injury, physical, or mental incapacity or other disability to participate effectively or actively in the affairs of the Company or any of its subsidiaries or affiliates for more than twenty-six (26) consecutive weeks or more than thirty-nine (39) weeks in any consecutive fifty-two (52) week period as determined in good faith by the Company.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principles, less an appropriate allocable amount of overhead costs incurred by the Company in connection with the operation of the Impart Advertising Division, as determined by the Company’s regular accountants in accordance with generally accepted accounting principles consistently applied.

“Employment Period” shall have the meaning set forth in Section 2 hereof.

“Expiration Date” shall have the meaning set forth in Section 2 hereof.

“Good Reason” shall mean the occurrence of any one or more of the following events which has not been cured within thirty (30) days after the Company's receipt of written notice thereof from Employee: (a) a material breach by the Company of any material provision of this Agreement; (b) any decrease in Employee's Annual Base Salary without the prior written consent of Employee; (c), any decrease or demotion in Employee’s title or material diminution of responsibilities as set forth in this Agreement; or (d) a required relocation of Employee’s primary place of work of more than thirty (30) miles from New York City.

“Impart Advertising Division” shall mean the strategic business unit of the Company that is responsible for the sale of advertising content which shall initially be conducted by Impart Media Advertising, Inc., a wholly-owned subsidiary of the Company.

“Notice of Termination” shall have the meaning set forth in Section 5(c) hereof.

“Restricted Activities” shall have the meaning set forth in Section 9 hereof.

“Restricted Persons” shall have the meaning set forth in Section 9 hereof.

“Severance Period” shall have the meaning set forth in Section 5(b) hereof.

2.    Employment Term. The Company hereby agrees to employ Employee, and Employee hereby agrees to be employed by the Company, for a term (the “Employment Period”) commencing on the Commencement Date and expiring on December 31, 2008 (the “Expiration Date”), unless earlier terminated as provided herein.

3.     Services. During the Employment Period, Employee shall hold the position of Executive Vice President of the Company and President of the Impart Advertising Division, reporting directly to the Company’s Chief Executive Officer. Employee shall devote substantially all of his business time, skill and attention to the business of the Company and its subsidiaries and affiliates engaged in the Business and shall perform such duties as are customarily performed by similar Employees and as are more specifically enumerated in Exhibit A attached hereto, which are consistent with Employee's position; provided, however, that the foregoing is not intended to preclude Employee, subject to the restrictions set forth in Section 8 hereof, from (a) owning and managing personal investments, or (b) engaging in charitable activities and community affairs, provided that the performance of these activities referred to in clauses (a) and (b) does not prevent Employee from devoting substantially all of his business time to the Company and its subsidiaries and affiliates.

4.	Compensation and Benefits.

(a)   Annual Base Salary. Subject to Section 4(b) below, during the Employment Period, the Company shall pay Employee an annual base salary in the amount of One Hundred Twenty-Five Thousand Dollars ($125,000) (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company's normal payroll practices.

(b)   Commissions. Employee shall be entitled to receive quarterly commissions, payable in accordance with the Company’s normal payroll practices, in an amount equal to (i) five percent (5%) of the net cash revenues of the Company that are directly; and solely attributable to the sale of the Company Digital Elements; provided that such sale was made as a direct result of the efforts of the Impart Advertising Division and (ii) two and 21/100ths percent (2.21%) of the net, collectible margins on media billings of the Impart Advertising Division that directly and solely result from Employee’s sales efforts (collectively, “Commissions”).

(c)   Cash Bonus. For each fiscal year during the Employment Period, Employee shall receive a cash bonus equal to nine and 82/100ths percent (9.82%) of the Impart Advertising Division’s EBITDA for the fiscal year then ended. Any cash bonus amount payable pursuant to this Section 4(c) shall be paid to Employee as soon as practicable following the end of the fiscal year to which it relates.

(d)   Fringe Benefits. In addition to the Annual Base Salary, Commissions and cash bonus set forth above, Employee shall receive the following benefits in accordance with, and subject to, the Company’s policies and practices:

(i)   To the extent eligible, participation in any Company-sponsored welfare benefit plans, programs or policies, including, without limitation, any health, dental or vision plan, as may be made generally available to employees of the Company, as each such plan, policy or program may be adopted or amended from time to time;

(ii)   To the extent eligible, participation in all Company-sponsored pension, retirement, savings and other employee benefit plans and programs, as each such plan may be adopted or amended from time to time;

(iii)   Paid vacation pursuant to the vacation policy of the Company, as the same may be adopted or amended from time to time, provided, however, Employee shall be entitled to not less than three (3) weeks paid vacation;

(iv)          Reimbursement for reasonable business expenses incurred by Employee in furtherance of the interests of the Company in accordance with the policy of the Company, as the same may be amended from time to time; and

(v)   Cash bonuses, option grants, life insurance, disability insurance, and other appropriate insurance coverages as mutually agreed by Employee and the Company and as approved by the Company’s board of directors.

 (d)   Withholding. The Company shall deduct and withhold from such compensation all social security and other federal, state and local taxes and charges which currently are or which hereafter may be required by law to be so deducted and withheld.

5.	Termination of Employment.

(a)   In the event (i) the Company terminates Employee's employment with the Company for Cause, (ii) Employee voluntarily terminates his employment with the Company other than for Good Reason, or (iii) Employee's employment terminates as a result of either Employee's death or Disability, the Company shall pay Employee (or his estate in the case of death) any unpaid salary, any unpaid Commissions, any vacation accrued but unused, and reimbursement for any unreimbursed expenses, all through and including the date of termination (the “Accrued Amount”).

(b)   In the event the Employee's employment is terminated for any reason other than (i) by the Company for Cause, (ii) by Employee voluntarily without Good Reason, the Company shall pay to Employee (A) the Accrued Amount, plus (B) his Annual Base Salary, pro-rated, for the lesser of (i) the balance of the Employment Period, or (ii) twelve (12) months following such date of termination (the “Severance Period”), with such pro-rated payments of Annual Base Salary to be made in accordance with the Company’s payroll practices.

(c)   Any termination of Employee's employment by the Company or any such termination by Employee (other than on account of death) shall be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.

6.	Confidential Information.

Employee understands and acknowledges that during his employment with the Company, he has been and will be exposed to Confidential Information, all of which is proprietary and which rightfully belongs to the Company. Employee acknowledges and agrees that the Confidential Information is a valuable, special and unique asset of the Company, the disclosure or unauthorized use of which could cause substantial injury and loss of profits and good will to the Company. Accordingly, Employee shall hold in a fiduciary capacity for the benefit of the Company such Confidential Information obtained by Employee during his employment with the Company and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company’s prior written consent, use any of such Confidential Information for his own benefit, for the benefit of others, or to the detriment of the Company or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, except as required in the performance of his duties for the Company or as otherwise required by law. Employee shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

7.	Return of Documents.

Except for such items which are of a personal nature to and the property of Employee (e.g., daily business planner and roll-o-dex), all writings, records and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from or removed from the premises of the Company, except in pursuit of the business of the Company or at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Employee's employment or at any time as requested by the Company.

8.	Non Compete/Non Solicit.

Employee agrees that during the Employment Period and for one (1) year thereafter, Employee shall not, and shall use his best efforts to ensure that any agents, representatives and any other persons acting on his behalf (Employee and such agents, representatives, and other persons collectively hereinafter referred to as the “Restricted Persons”) do not, directly or indirectly, for the benefit of the Employee, any other Restricted Persons or their affiliates (the activities being so restricted hereinafter being referred to as the “Restricted Activities”):

(a)    Own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be connected with as a director, officer, Employee or administrative employee, partner, lender, consultant or otherwise with any business or division or line of business or organization in the United States which engages in a business substantially similar to or directly or indirectly competitive with the Business of the Company or any of its subsidiaries and affiliates. Nothing herein shall prohibit Employee and all other Restricted Persons collectively from being passive owners of an aggregate of not more than five (5%) percent of the outstanding stock of any class of securities of a corporation which is publicly traded and substantially similar to or competitive with the Business of the Company or any of its subsidiaries and affiliates, so long as he has no active participation (including, without limitation, as a consultant or advisor) in the business of such corporation or other entity;

(b)    Induce or attempt to persuade any current or then current customer or vendor of the Company, or any of its subsidiaries or affiliates, to terminate such relationship with the Company, or with any of its subsidiaries or affiliates; and

(c)    Induce or attempt to persuade any Business Personnel to terminate or to refuse to enter into any employment, agency or other business relationship with the Company, or any of its subsidiaries or affiliates.

Employee acknowledges and agrees that the violation of this non competition/non solicitation covenant could cause substantial injury and loss of profits to the Company. The Parties hereby acknowledge and agree that this Section 8 will not apply in the case where Employee’s employment with the Company is terminated without Cause or for Good Reason.

9.	Enforcement.

(a)    For purposes of Sections 6, 7, or 8, the Company shall be deemed to include the Company, its predecessors and successors and any subsidiaries and affiliates of the Company.

(b)    If, at the time of enforcement of Sections 6, 7, or 8, a court shall hold that the duration, scope, area, or other restrictions placed on Employee therein are unreasonable, as to duration, scope, area or other restrictions, those restrictions shall be reduced and enforceable to the maximum extent deemed reasonable by such court for the stated duration, scope, area, or other restrictions.

(c)    The Parties agree that the Company, or its subsidiaries or affiliates would suffer irreparable harm from a breach by Employee of any of the covenants or agreements contained in Sections 6, 7, or 8. Therefore, in the event of the actual or threatened breach by Employee of any of Sections 6, 7, or 8, the Company or any of its subsidiaries or affiliates may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions hereof.

10.	Maintenance of Records.

So long as Employee is employed by the Company, Employee shall maintain proper files and records relating to work performed by him in accordance with standard procedures of the Company or as otherwise reasonably specified by the Company from time to time. All such files and records are to be kept in the Company’s custody and subject to its control and to be the exclusive property of the Company. Upon termination of Employee’s employment with the Company or any affiliate thereof, Employee shall deliver to the Company all files and records of any nature which are in Employee’s possession or control and which relate in any manner to his employment or to the activities of the Company or any affiliate thereof.

11.	Successors and Assigns.

(a)   This Agreement and all rights of the Company hereunder shall inure to the benefit of and be enforceable by the Company’s successors and assigns.

(b)   This Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

12.	Modification or Waiver.

No amendment, modification, waiver, termination, or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the Party against whom enforcement of such amendment, modification, waiver, termination, or cancellation is sought. No course of dealing between or among the Parties shall be deemed to affect or to modify, amend, or discharge any provision or term of this Agreement. No delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

13.	Notices.

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Employee or to the Company (with a copy addressed to Eric M. Hellige, Esq, Pryor Cashman Sherman & Flynn, 410 Park Avenue, New York, New York 10022), at the address set forth above (or to such other address as shall have been previously provided in accordance with this Paragraph 13).

14.	Governing Law.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereunder. Any dispute arising out of this Agreement that is not settled by mutual consent of the parties shall be adjudicated by any federal or state court sitting in the County, City and State of New York. Each Party consents to the exclusive jurisdiction of such courts over any such dispute.

15.	Severability.

Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

16.	Counterparts.

This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

17.	Headings.

The headings of the Paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof and shall not affect the construction or interpretation of this Agreement.

18.	Entire Agreement.

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

19.	Survival of Agreements.

The covenants made in Sections 5, 6, 7, 8, 9, and 11-16 shall survive the termination of this Agreement.

In Witness Whereof, the undersigned have executed this Agreement as of the date first above written.

IMPART MEDIA GROUP, INC.

By:	/s/Joseph Martinez
Name: Joseph Martinez
Title: Chief Financial Officer

EMPLOYEE

/s/Michael Medico
Michael Medico